As filed with the Securities and Exchange Commission on August 12, 2005	File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)

Georgia	58-1807304
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

United Community Banks, Inc.	Jimmy C. Tallent
63 Highway 515, P.O. Box 398	63 Highway 515, P.O. Box 398
Blairsville, Georgia 30512	Blairsville, Georgia 30512
(706) 781-2265	(706) 781-2265
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)	including area code, of agent for service)

Copies to:
Richard R. Cheatham
David M. Eaton
Kilpatrick Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, Georgia 30309-4530
(404) 815-6500

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☑
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following.     ☐

CALCULATION OF REGISTRATION FEE

Securities to be	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Registered	Registered(1)	Offering Price per Share(2)	Aggregate Offering Price(2)	Registration Fee

Common Stock, $1.00 Par Value	500,000	$27.41	$13,705,000	$1,613.08

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable in the event of a stock dividend, stock split, recapitalization, or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(2)	Calculated solely for purposes of this offering under Rule 457(c) of the Securities Act on the basis of the average of the high and low selling prices per share of the Registrant’s Common Stock on August 8, 2005, as reported by the Nasdaq National Market.

PROSPECTUS
Dividend Reinvestment and Share Purchase Plan
500,000 Shares
Common Stock
$1.00 Par Value
        United Community Banks, Inc. is offering to its shareholders participation in its Dividend Reinvestment and Share Purchase Plan, which is designed to provide plan participants a convenient method to automatically reinvest cash dividends and make voluntary cash contributions to purchase shares of United’s common stock without payment of brokerage commissions or other charges. The terms and provisions of the plan are summarized in question and answer format in this prospectus.
      Reinvested cash dividends and voluntary cash contributions will be used to purchase common stock directly from United, or at United’s discretion, in the open market.
      If, as we anticipate will usually be the case, shares are purchased from United’s authorized but unissued shares, or from shares United holds in treasury, the price of common stock purchased under the plan will be the average of the high and low sales price of the common stock on the The Nasdaq Stock Market on the date when the shares are acquired from United (or, if no trade occurred on Nasdaq on that date, on the next preceding day when a trade occurred).
      If, in United’s discretion, shares are purchased on the open market, the price of common stock purchased under the plan will be the average price of all shares of stock purchased in the open market for United’s shareholders who elect to participate in the plan with respect to a particular dividend payment date, or the date purchases are made with voluntary cash contributions, as the case may be, with the aggregate funds used for such purchases.
      Shareholders who do not desire to participate in the plan will continue to receive cash dividends, as declared, in the usual manner. Participation is entirely voluntary.
      Our common stock is traded on The Nasdaq Stock Market under the symbol “UCBI”. This prospectus should be retained for future reference.

Neither the Securities and Exchange Commission nor any state agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
An investment in securities of United Community Banks, Inc. is not insured by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus is August 12, 2005.

UNITED COMMUNITY BANKS
      United Community Banks, Inc. is the third-largest bank holding company headquartered in Georgia. Substantially all of our activities are conducted through our three wholly-owned subsidiaries, United Community Bank, a Georgia bank, United Community Bank, a North Carolina bank, and United Community Bank Tennessee, a Tennessee bank. Our subsidiaries operate as 24 separately managed community banks with 85 locations throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. Our banks provide customary types of banking services, such as checking accounts, savings accounts and time deposits. They engage in commercial and consumer lending, make secured and unsecured loans and provide other financial services. We also operate a full-service retail mortgage lending operation and a consulting firm for the financial services industry. Additionally, we provide retail brokerage services through an affiliation with a third party broker-dealer.
      Our Georgia bank subsidiary was organized in 1950 as Union County Bank, located in Blairsville, Georgia. United was incorporated in Georgia in 1987 as a holding company. Our principal executive offices are located at 63 Highway 515, Blairsville, Georgia 30512, and our telephone number is 1-866-270-5900. Our company website is www.ucbi.com. Information on our website is not a part of this prospectus.
      Except as otherwise indicated or required by the context, references in this prospectus to we, our, us, United or the company refer to United Community Banks, Inc. and its subsidiaries. References to the plan refer to our Dividend Reinvestment and Share Purchase Plan.
DESCRIPTION OF THE PLAN
      The following questions and answers summarize our Dividend Reinvestment and Share Purchase Plan.
Purpose
1.     What is the purpose of the plan?
      The Dividend Reinvestment and Share Purchase Plan provides shareholders with a convenient and economical way to reinvest cash dividends and make voluntary cash contributions to purchase shares of United common stock without paying brokerage commissions or other charges. If shares purchased through the plan are acquired directly from United (as we anticipate will usually be the case) and not in the open market, United will receive funds that it can use for general corporate purposes.
Participation
2.     Who is eligible to participate?
      All holders of common stock who have stock registered in their names on the records maintained by our transfer agent and registrar are eligible to participate in the plan. If your stock is registered in someone else’s name, such as in the name of your broker, you should contact your broker to arrange for them to participate on your behalf, or you must become a shareholder of record by having shares held by your broker registered in your name.
      You will not be eligible to participate in the plan if you reside in a jurisdiction in which it is unlawful for us to permit your participation.
      Your right to participate in the plan is not transferable, apart from a transfer of your common stock to another person.
      Shareholders who do not participate in the plan will continue to receive cash and other dividends and distributions, as declared, in the usual manner.

3.	What elections are available to those eligible to participate?
      You may elect to have cash dividends on all or a portion of the shares registered in your name automatically reinvested in common stock. You may also make voluntary cash contributions of at least $25.00 per contribution, but not more than an aggregate of $30,000 per quarter, for the purchase of additional shares of common stock. See “— Voluntary Cash Contributions” below for information on purchasing United shares.
Administration
4.     Who will administer the plan?
      United has engaged SunTrust Bank to administer the plan, keep records, send statements of account to each participant and perform other duties related to the plan. The administrator will act as agent for the participants by purchasing shares directly from United, or at United’s discretion, in the open market.
      Shares purchased for you under the plan will be registered in the name of the administrator or the administrator’s nominee, and will be held for you in safekeeping until you request, in writing, the issuance of certificates for all or a portion of your shares, as more fully explained in Question 18.
      In addition to being the administrator of the plan, SunTrust is the transfer agent and registrar for United’s common stock. SunTrust also provides commercial banking services to United, such as depository services, and has provided United in the past, and may provide in the future, other financial and trust services, such as brokerage services. If SunTrust, as the plan administrator, sells any shares on your behalf, SunTrust may use, and commissions may be paid by you to, a broker-dealer affiliated with SunTrust. In addition, if SunTrust, as the plan administrator, purchases shares for the plan in the open market, it again may use an affiliated broker-dealer.
      The administrator may at any time resign by giving written notice to us, or may be removed by us. If a vacancy occurs in this position, we will appoint a successor administrator.

5.	How does an eligible shareholder enroll or change elections under the plan?
      An eligible shareholder may enroll by completing and signing an enrollment card for the plan and returning it to the administrator. You may change your reinvestment options at any time by completing and signing a new enrollment card and returning it to the administrator. If your shares are registered in more than one name, all registered holders must sign the enrollment card.
      You may obtain an enrollment card at any time by:

•	Telephoning United’s Investor Relations department, toll-free, at 1-866-270-5900;

•	Visiting the Investor Relations area at United’s website, www.ucbi.com; or

•	Contacting SunTrust, the plan administrator, at:

SunTrust Bank
Automatic Dividend Reinvestment Service
Post Office Drawer 4625
Atlanta, Georgia 30302-4625
Tel (toll-free): 1-800-568-3476
      The enrollment card directs the administrator to reinvest cash dividends on all or a portion of the shares of common stock currently or subsequently registered in your name and on all whole and fractional shares of common stock credited to your plan account, in accordance with the plan.
      Enrolling in the plan also permits you to make separate voluntary cash contributions for the purchase of additional shares of common stock in accordance with the plan. If you wish to make voluntary cash contributions to purchase new shares, but do not want dividends on other shares of common stock registered in your name to be automatically reinvested, you should still fill out an enrollment card, but indicate on the card that you do not want dividends reinvested on those shares registered in your name in accordance with the instructions on the card.
      Shares purchased with voluntary cash contributions will be enrolled in the plan, so even if you have previously indicated that you did not want dividends reinvested on other shares registered in your name, any dividends on shares you purchase through voluntary cash contributions will nevertheless be automatically reinvested in new shares of common stock, and held by the administrator on your behalf in safekeeping until you elect to withdraw them as described in Question 18.

6.	When may an eligible shareholder enroll?
      Eligible shareholders may enroll at any time. Reinvestment of dividends will start with the dividend payment occurring after receipt of your enrollment card, provided the administrator receives it at least five business days prior to the record date for that dividend — otherwise, reinvestment of dividends will be delayed until the next dividend payment date.
      You will remain a participant in the plan until you elect to discontinue the reinvestment of dividends, or sell or otherwise dispose of all the shares of common stock with respect to which you have elected to participate in the plan.
Advantages and Disadvantages
7.     What are the advantages of the plan?
      Advantages for shareholders electing to participate in the plan include:

•	You may automatically reinvest your cash dividends in additional shares of common stock.

•	You may invest in common stock through voluntary cash contributions of at least $25.00 per contribution, up to a maximum of $30,000 per quarter.

•	You will not pay any brokerage commissions or other charges in connection with purchases made under the plan.

•	Your funds will be fully invested in common stock because the plan permits fractional shares to be credited to your plan account. Dividends on fractional shares, as well as on whole shares, will be reinvested in additional shares, and such shares will be credited to your plan account.

•	You will avoid the need for safekeeping of stock certificates for shares credited to your plan account.

•	You will receive statements of your plan account to simplify your recordkeeping that will reflect account activities, including purchases, reinvested dividends and the latest balance.

8.	What are the disadvantages of the plan?
      Disadvantages include:

•	For U.S. federal income tax purposes, you will continue to be taxed on dividends reinvested into new shares of common stock in the same way you are taxed on cash dividends. See Question 22 below.

•	You may not necessarily get the most advantageous execution of trades for shares purchased through voluntary cash contributions — that is, a broker purchasing shares on your behalf might be able to obtain shares in the open market at a lower price (although a broker would also normally charge a commission).

•	You cannot pledge shares of stock that are held by the administrator on your behalf. You may however request that the administrator issue you a stock certificate registered in your name that can then be pledged. See Questions 18 and 19 below.

Purchases
9.     How will shares of common stock be acquired under the plan?
      Shares for the plan will be acquired from United, either from its authorized but unissued shares or from shares United holds in treasury. In United’s discretion, shares may also be obtained through open market purchases.
      Shares purchased from United will be delivered by United, registered in the name of the administrator or the administrator’s nominee, to the administrator for safekeeping. The decision to have shares purchased for the plan in the open market will be made by United in its sole discretion based on general market conditions, the relationship between market prices and book value per share, regulatory requirements and other factors deemed relevant by United.

10.	How many shares will be purchased for participants?
      The number of shares credited to your account will depend on the amount of dividends you elect to reinvest as well as any voluntary cash contributions you make to purchase shares. Your plan account will be credited with the number of shares (including any fractional shares computed to four decimal places) that results from dividing the total amount of dividends you reinvest and any voluntary cash contributions by the applicable share price on the day dividends are reinvested or voluntary cash contributions are used to purchase shares, as applicable. Dividends on all shares credited to your plan account, including fractional shares, will be automatically reinvested in additional shares of common stock until such shares are sold or withdrawn from your plan account.
      The plan does not represent a change in our dividend policy or a guarantee of future dividends. Our Board of Directors will continue to determine whether to pay dividends based on United’s earnings, financial condition and other factors.

11.	When will shares of common stock be purchased under the plan?
      The administrator will apply the available combined funds of all participants to purchase common stock as soon as practicable on or after:

•	the relevant dividend payment date in the case of reinvested dividends, or

•	twice per week in the case of voluntary cash contributions.
      The administrator will make every reasonable effort to reinvest all dividends and invest cash contributions as described above, except when:

•	in the opinion of the administrator or United’s legal counsel, such investments are restricted by any applicable state or federal securities law; or

•	in the case of purchases made on the open market, if the total funds received by the administrator are insufficient to purchase a “round lot” of at least 100 shares of common stock.
      In those events, or in any other circumstance in which planned purchases cannot be made, all cash dividends paid to the administrator for the benefit of participants and voluntary cash contributions received by the administrator will either be invested in shares of common stock within 30 days of receipt by the administrator, or else be returned to the participant.
      Any amount received as a voluntary cash contribution will be returned to the participant if the administrator receives a written notice requesting such return at least two business days prior to the next date voluntary cash contributions are invested.
      All dividends and cash contributions will be held pending investment in a non-interest bearing account maintained by the administrator, and no interest will be paid on funds held by the administrator.

12.	At what price will shares of common stock be purchased under the plan?
      If, as we anticipate will usually be the case, shares are purchased from United’s authorized but unissued shares, or from shares United holds in treasury, the price of common stock purchased under the plan will be the average of the high and low sales price of the common stock on the The Nasdaq Stock Market on the date when the shares are acquired from United (or, if no trade occurred on Nasdaq on that date, on the next preceding day when a trade occurred).
      If, in United’s discretion, shares are purchased on the open market, the price of common stock purchased under the plan will be the average price of all shares of stock purchased in the open market for United’s shareholders who elect to participate in the plan with respect to a particular dividend payment date, or the date purchases are made with voluntary cash contributions, as the case may be, with the aggregate funds used for such purchases.
      Cash dividends and voluntary cash contributions credited to a participant’s account will be commingled with the cash dividends and voluntary cash contributions credited to all accounts under the plan.
      Since it may not be possible or practicable for the administrator to acquire sufficient shares for the plan in the open market with respect to a particular dividend reinvestment or cash contribution investment date at one time, open market purchases for the plan may occur at various times and at various purchase prices.
Voluntary Cash Contributions
13.     How can a participant make voluntary cash contributions?
      After enrolling, a participant can make voluntary cash purchases by sending the administrator a check or money order with the share purchase transmittal form provided with the enrollment card. Do not send cash. Voluntary cash contributions must be made in U.S. Dollars and can vary with each payment; however, each voluntary cash contribution must be at least $25.00, and the aggregate of such payments cannot exceed $30,000 per quarter.

14.	When will voluntary cash contributions be invested?
      Purchases of common stock with voluntary cash contributions will be made twice per week, subject to the restrictions described in the answer to Question 11 above. These voluntary cash contributions will be invested by the administrator on the first voluntary cash contribution investment date occurring no later than three business days after the administrator’s receipt of:

•	a properly completed enrollment card, if one has not previously submitted, and

•	voluntary cash contributions in at least the minimum amount, accompanied by a properly completed share purchase transmittal form.
      Interest will not be paid on voluntary cash contributions.

15.	Under what circumstances will a voluntary cash contribution be returned?
      If you send in less than $25.00, your contribution will be returned, or if you send in more than $30,000 during a quarter, the excess will be returned. Your uninvested voluntary cash contribution will also be returned to you upon written request received by the administrator at least two business days prior to the next date voluntary cash contributions are invested. In addition, all voluntary cash contributions not invested in shares of common stock within 30 days of receipt by the administrator (for instance, because of the restrictions described in the answer to Question 11 above) shall be returned to you.

Costs
16.     Are there any expenses to participants in connection with purchases under the plan?
      No. There are no brokerage commissions or other charges to participants in connection with purchases under the plan. Costs of administration of the plan will be paid by United.
      If you instruct the administrator to sell shares on your behalf, you will have to pay customary brokerage commissions. In addition, for U.S. federal income tax purposes, you will generally have to pay tax on dividends that are reinvested to the same extent you pay tax on cash dividends. See Question 22 below.
Reports to Participants
17.     What reports will be sent to participants in the plan?
      The administrator will mail you a statement after your dividends and voluntary cash contributions are invested, and statements after other types of account activity. These statements are your continuing record of current activity and the cost of your purchases and should be retained for tax purposes.
      In addition, you will continue to receive information you need for reporting your dividend income for Federal income tax purposes.
Certificates for Shares
18.     Will certificates be issued for shares purchased?
      Certificates will not be issued to you for shares credited to your plan account until you make a request to the administrator in writing to do so or until the plan is terminated. Shares purchased through the plan will be credited to your plan account, but they will not be registered in your name. Instead, they will be registered in the name of the administrator or the administrator’s nominee and credited to your plan account. This protects against loss, theft or destruction of stock certificates, permits ownership of fractional shares and reduces the costs to be borne by United. The number of shares credited to your plan account will be shown on your account statements.
      At any time, you may request in writing that the administrator send you a certificate for all or a portion of the whole shares credited to your plan account. The request should be mailed to the administrator at the address shown in Question 5. Certificates for fractional shares will not be issued under any circumstances, but cash payments will be made as described in Question 21.

19.	May shares in a plan account be pledged?
      No. Shares credited to your plan account may not be pledged or assigned. If you wish to pledge or assign such shares, you must request that certificates for the number of shares you would like to pledge be issued to you in the manner described in Question 18 above.

20.	May I deposit other stock certificates into my plan account?
      Yes. The administrator will deposit into your plan account any stock certificates that you may already have. Certificates deposited with the administrator will be treated as participating stock in the plan, and consequently dividends on such shares will be reinvested. There is no charge for such deposits. If you are interested in this service, please contact the administrator at the address shown in Question 5 for details. The administrator will not hold stock certificates for you that are not enrolled in the plan.

Termination of Participation in the Plan and Withdrawal of Shares

21.	How can a participant terminate participation in the plan or withdraw some of the shares credited to the plan account?
      You may direct the administrator, in writing, at any time to discontinue the automatic reinvestment of cash dividends. You may also withdraw all or a portion of the shares credited to your plan account by notifying the administrator in writing and specifying the number of shares to be withdrawn. This notice should be mailed to the administrator at the address shown in Question 5. Any remaining whole and fractional shares will continue to be credited to your plan account.
      If the request to terminate or withdraw shares is not received at least five business days prior to the record date for a dividend payment, any amount paid on the payment date will be reinvested for the participant’s account.
      If you or United terminate your participation in the plan, or if United should terminate the entire plan, certificates for full shares of common stock will be issued and a cash payment will be made for any fractional share. If you request, the administrator will sell full shares of your common stock and pay the proceeds of sale to you after deducting customary brokerage commissions.
      Any fractional interests in shares will be aggregated and sold with those of other terminating participants. The proceeds to each participant will be the average sales price of all shares so aggregated and sold, less customary brokerage commissions.
      Your notice of termination will be treated as a request for the withdrawal of any uninvested voluntary cash contributions. Any amount you previously submitted as a voluntary cash contribution will be returned to you if the administrator receives the written notice of termination at least two business days before the cash contributions are invested.
      If you dispose of all shares of common stock registered in your name, that disposition will be considered an act of termination.
Federal Income Tax Consequences to Participants

22.	What are the federal income tax consequences of participation in the plan?
      In general, participants will have the same federal income tax consequences relating to dividends on their shares as any other holder of United’s common stock.
      A participant will be treated for federal income tax purposes as having received on each dividend payment date the full amount of the cash dividend payable on that dividend payment date with respect to shares registered in the participant’s name and shares held for the participant’s account under the plan, increased by the amount of any brokerage commissions and service charges on open market purchases paid by United on the participant’s behalf, even though that amount or a portion thereof is not actually received by the participant in cash, but instead is applied to the purchase of new shares for the participant’s account.
      A participant’s federal income tax basis for shares acquired under the plan with reinvested dividends, or with voluntary cash contributions, will be the purchase price of such shares on the date of purchase, or the amount of such voluntary cash contributions, as applicable, increased by the amount of any brokerage commissions and service charges on open market purchases paid by United on the participant’s behalf. The information sent to you and the Internal Revenue Service will show the amount paid on your behalf.
      Participants will not realize any taxable income when they receive certificates for whole shares credited to their accounts under the plan, either upon request for such certificates or upon withdrawal from or termination of the plan. However, participants who receive, upon withdrawal from or termination of the plan, a cash payment for any full share then sold for them or for a fractional share then held in their account will realize a gain or loss measured by the difference between the amount of the cash which they receive and the tax basis of such share or fraction.

      For foreign participants who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, an amount equal to the dividends payable to such participants, less the amount of tax required to be withheld, will be applied to the purchase of common stock under the plan.
      Federal tax law imposes certain reporting requirements upon brokers and certain other parties. As a result, the administrator will be required to report to the Internal Revenue Service and you any sales of common stock by the administrator for your plan account. If your dividends become subject to federal backup withholding tax, dividends reinvested for you under the plan will be reduced by the amount of tax required to be withheld.
      The foregoing is only an outline of United’s understanding of some of the applicable tax provisions. For further information on the tax consequences of participation in the plan, including any future changes in applicable laws and regulations, and interpretations thereof, you should consult your own tax advisor.
Other Provisions of the Plan

23.	What happens if United declares a stock dividend or a stock split?
      Shares of common stock distributed by United pursuant to a stock dividend or a stock split with respect to shares of common stock credited to your plan account will be added to your plan account and treated as enrolled in the plan. Other types of distributions on the common stock, and dividends and distributions on other classes of United’s capital stock, will be distributed to the security holders in the usual manner.

24.	How will a participant’s shares credited to a plan account be voted at shareholders’ meetings?
      Shares credited to your plan account will be voted as you direct. A proxy card will be sent to you in connection with any annual or special meeting of shareholders, along with the company’s annual report to shareholders, its notice of annual meeting and proxy statement. This proxy will apply to all shares owned directly by you, including shares credited to your plan account (but won’t apply to shares you hold through brokers or other nominees), and, if properly signed, will be voted in accordance with the instructions that you give on the proxy card. If you return a signed proxy to the administrator without directing how the shares are to be voted, the administrator will vote the shares on any proposal in accordance with the company’s recommendations.

25.	What is the responsibility of United and the administrator under the plan?
      United and the administrator will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of the failure to terminate a participant’s plan account upon such participant’s death prior to receipt of notice in writing of such death, or any claim with respect to the timing or the price of any purchase or sale or with respect to any loss or fluctuation in the market value after any purchase of shares.
      Neither United nor the administrator can assure participants of a profit or protect them against a loss on shares purchased or sold under the plan.

26.	May the plan be changed or discontinued?
      United reserves the right to suspend, amend or terminate the plan at any time, including the period between a dividend record date and the related dividend payment date. United also reserves the right to make modifications to the plan and to appoint a new agent in the place of the administrator at any time. All participants affected will be notified of any such suspension, amendment, termination or modification, but any such suspensions, amendments, terminations or modifications will be effective on adoption, even before participants receive notice thereof. Upon a termination of the plan, except in the circumstances described below, any uninvested voluntary cash contributions will be returned, a certificate for whole shares credited to your plan account will be issued and a cash payment will be made for any fractional share credited to your account.
      If United terminates the plan for the purpose of establishing another dividend reinvestment and common stock purchase plan, participants in the plan will be enrolled automatically in such new plan, and shares credited to their plan accounts will be credited automatically to such new plan, unless notice is received to the contrary.
      United also reserves the right to terminate any shareholder’s participation in the plan at any time.

27.	How may shareholders obtain answers to other questions regarding the plan?
      Shareholders may obtain answers to other questions concerning the plan by contacting United’s Investor Relations department or the plan administrator. See Question 5 for contact information for United’s Investor Relations department and the plan administrator.

28.	How is the plan to be interpreted?
      The plan, the enrollment card signed by participants, the share purchase transmittal form and the participants’ plan accounts shall be governed by and construed in accordance with the laws of the State of Georgia and applicable state and federal securities and other laws. Any question of interpretation arising under the plan will be determined by United, and any such determination will be final.
      United may adopt rules and regulations to facilitate the administration of the plan.

29.	What are some of the responsibilities of participants?
      You should notify the administrator promptly in writing of any change of address. Notices to participants will be given by letter addressed to them at their last address of record with the administrator under the plan.

30.	May I write checks against my plan account?
      You have no right to draw checks or drafts against your plan account or to give instructions to the administrator with respect to any shares of common stock or cash held therein except as expressly provided in the plan.
USE OF PROCEEDS
      We anticipate that most shares of common stock purchased pursuant to the plan will be purchased from United. We intend to apply the proceeds received in those sales for United’s general corporate purposes, which may include funding our bank and non-bank subsidiaries, financing business expansion, or refinancing or extending the maturity of debt obligations and investments at the holding company level. We do not know precisely the number of shares that may ultimately be sold pursuant to the plan or the prices at which those shares will be sold, and therefore we cannot determine the amount of proceeds that will be generated.
      If shares of common stock are purchased by the plan in the open market, United will not receive any proceeds from such purchases.
ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement on Form S-3 that has been filed with the Securities and Exchange Commission, or SEC, covering the shares of our common stock that may be offered pursuant to our Dividend Reinvestment and Share Purchase Plan. This prospectus does not contain all of the information presented in the registration statement, and you should refer to the registration statement with its exhibits for further information. Statements in this prospectus describing or summarizing any contract or other document, including the plan, are not complete, and you should review copies of those documents filed as exhibits to the registration statement for more detail. You may view the registration statement and its exhibits, or obtain copies of the exhibits, as set forth below under “Incorporation by Reference and Available Documents.”
      No dealer, sales person or other individual has been authorized to give any information or to make any representations not contained in this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.
INCORPORATION BY REFERENCE AND AVAILABLE DOCUMENTS
      The SEC allows us to “incorporate by reference” information filed with them, which means that we can disclose important information to you by referring you directly to other filed documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the following documents:

•	United’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended by its Form 10-K/ A;

•	United’s Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2005 and June 30, 2005;

•	All other reports, and amendments to such reports, filed by United pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2004; and

•	The description of United’s common stock contained in its registration statement filed under Section 12 of the Securities Exchange Act, including all amendments or reports filed for the purpose of updating such description.
      Any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act, until all of the shares described in this prospectus are sold or the offering of the shares covered by this prospectus is terminated, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such document.
      We will provide you with free copies of any of these documents or any other documents that have been incorporated by reference in this prospectus, without exhibits, unless an exhibit is incorporated into the document by reference, if you write us or call the Investor Relations Department, United Community Banks, Inc., at: 63 Highway 515, P.O. Box 398, Blairsville, Georgia 30512, telephone number 1-866-270-5900.
      We also file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For information on the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. You can also obtain reports, proxy statements, and other information regarding issuers that file electronically with the SEC from the SEC’s Internet site (http://www.sec.gov).
      Information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any information so updated or superseded shall not be deemed, except as so updated or superseded, to be a part of this prospectus.
LEGAL MATTERS
      The law firm of Kilpatrick Stockton LLP will provide an opinion as to the legality of the shares being offered pursuant to this prospectus. As of the date of this prospectus, members of Kilpatrick Stockton LLP participating in this matter own an aggregate of 25,451 shares of our common stock.
EXPERTS
      United’s audited consolidated financial statements as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and its management’s assessment of the effectiveness of United’s internal control over financial reporting as of December 31, 2004, have been audited by Porter Keadle Moore LLP, an independent registered public accounting firm, as indicated in its related audit reports, and are incorporated by reference in this prospectus on the authority of that firm as experts in giving those reports.
A WARNING ABOUT FORWARD-LOOKING INFORMATION
      This prospectus (and other documents to which it refers) may contain forward-looking statements regarding us, including, without limitation, statements relating to our expectations with respect to revenue, credit losses, levels of nonperforming assets, expenses, earnings and other measures of financial performance. Words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets” or similar expressions are intended to identify forward-looking statements. These statements are based on the beliefs, assumptions, and expectations of our management, and on information currently available to those members of management. They are expressions based on historical fact, but do not guarantee future performance. Forward-looking statements involve risks, uncertainties and assumptions, and certain factors could cause actual results to differ materially from results expressed or implied by the forward-looking statements, including:

•	economic conditions (both generally, and more specifically in the markets where we operate);

•	competition from other companies that provide financial services similar to those offered by us;

•	government regulation and legislation;

•	changes in interest rates;

•	unexpected changes in the financial stability and liquidity of our credit customers;

•	difficulties retaining our key personnel; and

•	increased competitive pressures and costs due to technological changes.
      We believe our forward-looking statements are reasonable, but we caution that the foregoing list of factors is not exclusive and that you should not place undue reliance on any of our forward-looking statements, because our future results and share values may differ materially from those expressed or implied by such forward-looking statements.
INDEMNIFICATION
      Our articles of incorporation provide that no director shall be personally liable to United or our shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

      As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his or her duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions or (4) for any transaction from which the director received an improper benefit.
      Our bylaws require us to indemnify our directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorney’s fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee or agent being indemnified meet the standards of conduct specified therein.
      In addition, our bylaws require us to indemnify our directors, officers, employees and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in our favor, if the actions of the director, officer, employee or agent being indemnified meet the standards of conduct set forth therein. However, we will not indemnify a director, officer, employee or agent for such expenses if such person is adjudged liable to us, unless so ordered by the court in which the legal action or proceeding is brought.
      A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee or agent seeking indemnification must be made by (1) a disinterested majority of the board of directors, (2) our legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that a personal benefit was improperly received by him or her.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
      Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to limitations.

500,000 SHARES
COMMON STOCK
DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

PROSPECTUS

August 12, 2005

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee, and reflect only the initial costs of establishing the Dividend Reinvestment and Share Purchase Plan.

SEC registration fee	$1,612.78
Nasdaq National Market Listing Fee	$5,000.00
Legal fees and expenses	$25,000.00
Printing and mailing	$25,000.00
Accounting fees	$4,200.00
Miscellaneous	$1,187.22
Total	$62,000.00

Item 15.	Indemnification of Directors and Officers.
      Our articles of incorporation provide that no director shall be personally liable to United or our shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.
      As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his or her duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions or (4) for any transaction from which the director received an improper benefit.
      Our bylaws require us to indemnify our directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorney’s fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee or agent being indemnified meet the standards of conduct specified therein.
      In addition, our bylaws require us to indemnify our directors, officers, employees and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in our favor, if the actions of the director, officer, employee or agent being indemnified meet the standards of conduct set forth therein. However, we will not indemnify a director, officer, employee or agent for such expenses if such person is adjudged liable to us, unless so ordered by the court in which the legal action or proceeding is brought.
      A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee or agent seeking indemnification must be made by (1) a disinterested majority of the board of directors, (2) our legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that a personal benefit was improperly received by him or her.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to limitations.

Item 16.	Exhibits.

Exhibit No.	Exhibit

4	United Community Banks, Inc. Dividend Reinvestment and Share Purchase Plan

5	Opinion and Consent of Kilpatrick Stockton LLP.

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Kilpatrick Stockton LLP (included as part of Exhibit 5).

24	Power of Attorney (included on the Signature Page to the Registration Statement).

Item 17.	Undertakings
      (a)     Rule 415 Offering
      The undersigned registrant hereby undertakes:
      (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
           (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
           (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.;
           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
      Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.
      (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.
      (3)     To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
      (4)     If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
      (b)     Filings Incorporating Subsequent Exchange Act Documents by Reference.
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, United Community Banks, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on July 21, 2005.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent

Jimmy C. Tallent
President and Chief Executive Officer
      Know all men by these presents, that each person whose signature appears below constitutes and appoints Jimmy C. Tallent and Robert L. Head, Jr., or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 21, 2005.

Signature	Title

/s/ Jimmy C. Tallent Jimmy C. Tallent	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Rex S. Schuette Rex S. Schuette	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Alan H. Kumler Alan H. Kumler	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Robert L. Head Jr. Robert L. Head, Jr.	Chairman

/s/ W.C. Nelson Jr. W.C. Nelson, Jr.	Vice Chairman

/s/ A. William Bennett A. William Bennett	Director

/s/ Robert Blalock Robert Blalock	Director

/s/ Guy W. Freeman Guy W. Freeman	Director
[signatures continued on next page]

[signatures continued from previous page]

Signature	Title

/s/ Thomas C. Gilliland Thomas C. Gilliland	Director

/s/ Charles Hill Charles Hill	Director

/s/ Hoyt O. Holloway Hoyt O. Holloway	Director

/s/ Clarence W. Mason Sr. Clarence W. Mason, Sr.	Director

/s/ Tim Wallis Tim Wallis	Director

EXHIBIT INDEX

Exhibit No.	Exhibit

4	United Community Banks, Inc. Dividend Reinvestment and Share Purchase Plan

5	Opinion and Consent of Kilpatrick Stockton LLP.

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Kilpatrick Stockton LLP (included as part of Exhibit 5).

24	Power of Attorney (included on the Signature Page to the Registration Statement).